EXHIBIT 10.9

JOINT-VENTURE AGREEMENT

between

INSTADOSE PHARMA CORP.

and

INSTADOUZ FARMA DOO (NORTH MACEDONIA)

Instadose Pharma



December 1, 2019

JOINT-VENTURE AGREEMENT

DATED the 1st day of December, 2019.

B E T W E N

INSTADOSE PHARMA CORP.

(hereinafter referred to as "**Instadose Pharma**")

- And -

INSTADOUZ FARMA DOO

(hereinafter referred to as "**IFD Macedonia**")

WITNESSETH:

WHEREAS Instadose Pharma is a Canadian company incorporated under the *Business Corporations Act* (British Columbia) bearing registration number BC1126531. Instadose Pharma has specific expertise in all matters relating to large-scale Medicinal Plant farming, including, but not limited to, Medicinal Plant-based EU-GMP oil extraction and processing, financial management, international banking, and the procuring of international supply agreements for the export and sale of Medicinal Plant-based oils such as, but not limited to, CBD Oil.

AND WHEREAS pursuant to the joint venture agreement entered into between Instadose Pharma and The Maye International Group SARL ("**TMIG**") dated February 11, 2019 and attached hereto as Schedule "A" (the "**TMIG JV Agreement**"), TMIG appointed Instadose Pharma as TMIG's exclusive international joint venture partner for monetizing the Medicinal Plants Rights granted to TMIG by the Republic of the DRC (the "**TMIG JV**"). As TMIG's exclusive joint venture partner for this purpose, Instadose Pharma was granted the exclusive right to import all of the Medicinal Plants and/or Medicinal Plant Derivatives grown, processed and/or purchased by TMIG in the DRC for processing into cannabinoid oils, such as, but not limited to, CBD Oil, at Instadose Pharma-affiliated EU-GMP facilities around the world. Once processed, CBD Oil is then sold throughout Instadose Pharma's international buying network.

AND WHEREAS IFD Macedonia is a Macedonian limited liability company established for the purpose of acquiring the licenses, permits, approvals, and consents necessary to legally permit IFD Macedonia to grow, possess, transport, process, import, sell, and export Medicinal Plants and Medicinal Plant Derivatives. IFD Macedonia is in the finishing stages of constructing an EU-GMP certifiable cannabinoid oil production, processing, and storage facility located in Strumica, North Macedonia (the "**IFD Facility**").

AND WHEREAS Instadose Pharma and IFD Macedonia have agreed to a plan of joint venture (the "**Macedonian JV**") that would see the Parties work together on a non-exclusive basis to import Medicinal Plants and Medicinal Plant Derivatives from the DRC to the IFD Facility for the purpose of processing said Medicinal Plants and Medicinal Plant Derivatives into cannabinoid oils such as, but not limited to, CBD Oil, for subsequent export and sale to buyers predominantly located in, but not limited to, Europe (the "**Processing and Distribution Plan**").

AND WHEREAS Instadose Pharma and IFD Macedonia wish to enter into this joint venture agreement (the "**Agreement**") for the purposes of setting forth their mutual understanding with respect to the Macedonian JV.

NOW, THEREFORE, for due consideration, the receipt of which is hereby acknowledged, each of the Parties agree as follows:

1. **Recitals and Definitions**.

(a) The foregoing Recitals are hereby incorporated by reference and made a part of this Agreement.

(b) For the purposes of this Agreement, the following terms have the respective meanings:

(i) "**Business Day**" means a normal business day, excluding weekends and statutory holidays.

(ii) "**CBD Oil**" means oil extracted from Medicinal Plants and used as an input in the manufacture of pharmaceutical products capable of treating and/or curing diseases such as, but not limited to, malaria, epilepsy, and cancer.

(iii) "**Financial Statements**" means a detailed report containing Instadose Pharma's financial results with respect to operations (namely, a balance sheet and income statement).

(iv) "**Force Majeure**" shall mean any event beyond the reasonable control of either Party, the occurrence of which could not have been reasonably foreseen at the Effective Date, including, but not limited to, war whether declared or not, revolution, riot, insurrection, strikes (including strikes by employees or sub-contractors), civil commotion, invasion, armed conflict, hostile act of a foreign enemy, blockade, embargo, act of terrorism, sabotage, civil disturbance, radiation, biological or chemical contamination, ionizing radiation, explosion, fire, epidemic, landslide, lightning, earthquake, volcanic eruption, other natural disaster or calamity of any kind and any other similar event.

(v) "**GMP**" is a system for ensuring that products are consistently produced and controlled according to quality standards. It is designed to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final product. GMP covers all aspects of production from the starting materials, premises, and equipment to the training and personal hygiene of staff. Detailed written procedures are essential for each process that could affect the quality of the finished product. There must be systems to provide documented proof that correct procedures are consistently followed at each step in the manufacturing process - every time a product is made. EU-GMP certification is an enhancement to the GMP certification above as required for the European Union countries.

(vi) "**Gross Revenue**" means the revenue received by or accruing to IFD Macedonia under the Macedonian JV from the sale of Medicinal Plant Derivatives and CBD Oil.

(vii) "**JV Year**" means each twelve (12) consecutive month period, commencing on the effective date of this Agreement (the "**Effective Date**") and thereafter commencing on every twelve-month anniversary of the Effective Date.

(viii) "**Loss**" or "**Losses**" means losses, damages, liabilities, claims, actions, proceedings, demands, costs, charges, or expenses of any nature.

(ix) "**Medicinal Plant Derivatives**" for the purposes of this Agreement means predominantly dried cannabis and hemp flower as well as cannabis and hemp biomass.

(x) "**Medicinal Plant Rights**" means the right and license to grow, transport, store, process, package, and purchase Medicinal Plants and Medicinal Plant Derivatives for international export and sale.

(xi) "**Medicinal Plants**" means plants, including, but not limited to, medicinal cannabis, whose oils and other derivatives when extracted from them, can serve as inputs to pharmaceutical production.

(xii) "**Party**" means either Instadose Pharma or IFD Macedonia individually and "**Parties**" means Instadose Pharma and IFD Macedonia collectively.

(xiii) "**Republic of the DRC**" means the Government of the DRC, acting directly or through its lawfully designated representatives.

2. The Macedonian JV.

(a) On the basis of the above Recitals, Instadose Pharma and IFD Macedonia hereby confirm, authorize, approve, the Macedonian JV.

(b) IFD Macedonia shall be responsible for contributing the following to the Macedonian JV throughout the Term in furtherance of the Processing and Distribution Plan:

(i) the construction, maintenance, operation, and securing of the IFD Facility;

(ii) the acquisition of all licenses, permits, approvals, and consents necessary in North Macedonia (the "**Licenses and Permits**") to import, possess, process, store, transport, and export the Medicinal Plant Derivatives and CBD Oil;

(iii) the continuous payment of all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any North Macedonian governmental body;

(iv) ensuring the continuous good standing of IFD Macedonia's corporate existence in North Macedonia;

(v) ensuring the continuous good standing and possession of all Licenses and Permits;

(vi) the international solicitation of supply agreements (each, a "**Supply Agreement**") for Medicinal Plant Derivatives and CBD Oil;

(vii) providing Instadose Pharma with an initial Supply Agreement for no less than 100,000 kilograms of Medicinal Plant Derivatives per month;

(viii) a rolling twelve-month Medicinal Plant Derivative Product purchasing forecast (the "**Purchasing Forecast**");

(ix) the coordination of all transport logistics pertaining to the delivery of all Medicinal Plant Derivatives from the IFD Facility to all buyers as per the terms of each Supply Agreement; and

(x) such other responsibilities as the Parties may agree to in writing from time to time.

(c) Instadose Pharma shall be responsible for contributing the following to the Macedonian JV throughout the Term in furtherance of the Processing and Distribution Plan:

(i) ensuring the continuous good standing of the TMIG JV;

(ii) the purchase, supply, and delivery to the IFD Facility of all cannabis extraction and processing equipment necessary to produce CBD Oil;

(iii) ensuring delivery of the Medicinal Plant Derivatives necessary to satisfy all Supply Agreements contained in the Purchasing Forecast provided by IFD Macedonia;

(iv) the coordination of all transport logistics pertaining to the delivery of all Medicinal Plant Derivatives from the DRC to the IFD Facility;

(v) with IFD Macedonia, the international solicitation of Supply Agreements for Medicinal Plant Derivatives and CBD Oil;

(vi) the billing, collection, depositing, and retention of all Gross Revenue (as hereinafter defined) as well as distribution of the Revenue Share (as hereinafter defined) derived from the sale of Medicinal Plant Derivatives and CBD Oil under the Processing and Distribution Plan, the process of which is set forth in Section 3(a) of this Agreement; and

(vii) such other responsibilities as the Parties may agree to in writing from time to time.

3. Distribution of the Revenue Share

(a) Gross Revenue generated by the Macedonian JV shall be in European dollars and split between the Parties in accordance with the Revenue Share.

(b) Instadose Pharma shall make the following payments throughout each JV Year all of which comprising of the Revenue Share:

(i) monthly payments in arrears on the 15th day (the "**Payment Date**") of each month (unless the Payment Date falls on a weekend or statutory holiday in which case the Payment Date shall be the next Business Day) to:

(1) Instadose Pharma in such amount equal to the first €5,000.00 per litre of CBD Oil sold by IFD Macedonia during the previous month;

(2) Instadose Pharma in such amount equal to €500.00 per kilogram of Medicinal Plant Derivatives sold by IFD Macedonia during the previous month; and

(3) IFD Macedonia as to the balance of Gross Revenue generated during the previous month,

with (1) to (3) collectively being referred to as the "**Revenue Share**".

(c) All payments required to be made by Instadose Pharma to IFD Macedonia under this Section 3 shall be made by wire transfer to the central bank of North Macedonia or as otherwise directed by IFD Macedonia.

4. **Financial Reporting Requirements**

(a) The following financial reports shall be provided by Instadose Pharma to IFD Macedonia throughout the Term:

(i) by the thirtieth (30th) Business Day after the end of each calendar quarter during the Term, the Financial Statements during the preceding calendar quarter (and, in the case of the first such report, the period from the Effective Date to the end of the first calendar quarter after the Effective Date;

(ii) not later than three (3) calendar months after the end of each JV Year, three (3) copies of Instadose Pharma's complete audited Financial Statements for the previous JV Year (which are consistent with the books of accounts and prepared in accordance with IFRS and presented in euros), together with an audit report thereon;

(iii) a copy of any management letter or other communication sent by Instadose Pharma's auditor (the "**Auditor**") to Instadose Pharma, or to its management in relation to Instadose Pharma's financial, accounting and other systems, management and accounts; and

(iv) an annual report by the Auditor certifying that, based on its said financial, accounting and other systems, management and accounts, Instadose Pharma was in compliance with its financial obligations in respect of this Agreement as at the end of the relevant JV Year or detailing any non-compliance by Instadose Pharma therewith.

5. Representations and Warranties of the Parties

(a) Instadose Pharma hereby represents and warrants to IFD Macedonia that:

(i) it has the legal right and authority to enter into this Agreement and maintains the know-how and technical experience necessary to carry out all of its obligations to IFD Macedonia under the Macedonian JV; and

(ii) it has not committed nor failed to commit, nor will it commit nor fail to commit in the future, any act the result of which would render Instadose Pharma in default of its legal obligations under the TMIG JV.

(b) IFD Macedonia hereby represents and warrants to Instadose Pharma that:

(i) it has the legal right and authority to enter into this Agreement and maintains the know-how and technical expertise necessary to carry out all of its obligations to Instadose Pharma under the Macedonian JV;

(ii) it has not committed nor failed to commit, nor will it commit nor fail to commit in the future, any act the result of which would render IFD Macedonia in default under any of the Licenses and Permits; and

(iii) unless previously authorized in writing by Instadose Pharma, it shall keep confidential, and refrain from making any public announcements whatsoever with regards to, the existence of both this Agreement and the Processing and Distribution Plan.

6. Term and Termination

(a) This Agreement and the Macedonian JV shall remain in full force and effect for a term of Twenty-Five (25) years (the "**Term**") and, contingent upon the renewal of the TMIG JV, shall be renewable automatically for one additional Twenty-Five (25) year term or such other lesser or greater renewal term as may be established under the TMIG JV.

(b) Notwithstanding Section 6(a) above, this Agreement may be terminated by either Party upon providing written notice to the other Party in the event that: (i) the TMIG JV is terminated, or (ii) the other Party commits a material breach or default in respect of any term or condition set forth in this Agreement (other than a breach or default caused by an event of Force Majeure), which material breach or default has continued unremedied for Sixty (60) days or more after delivery of written notice of such material breach or default by the non-breaching/defaulting Party to the breaching/defaulting Party.

7. Resolution of Disputes and Independent Expert

(a) The Parties hereto will use their best efforts to settle amicably any disputes, controversy or claim arising out of or in connection with, or the material breach,

termination, invalidity or interpretation of, this Agreement (each, a "**Dispute**" for the purpose of this Section 7). In this connection, the Parties agree that their respective duly authorized representatives shall meet not less than once per calendar quarter during the Term for the purpose of attempting to settle by amicable agreement any and all Disputes then in existence between them. Any such settlement shall take effect only if reduced to writing and signed on behalf of the Parties.

(b) Subject to Sections 7(c) and 7(d), any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party's written request to do so **may** be submitted by either Party to arbitration before an arbitral tribunal consisting of three (3) arbitrators applying the UNCITRAL Arbitration Rules then in effect and conducted in the English language in London, England. The decision of any such arbitral tribunal shall be final, unappealable and binding on the Parties. The appointing authority shall be the International Chamber of Commerce (for the purposes of this Section 7, the "**ICC**") in accordance with the rules of the ICC as the appointing authority in UNCITRAL or other ad hoc arbitration proceedings then in effect.

(c) Subject to Sections 7(b) and 7(d), any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party's written request to do so **may** be referred by either Party to an independent expert whose costs shall be borne equally by the Parties. In such event, the Party that declares to refer the Dispute to an independent expert or qualified mediator shall notify the other Party in writing of its decision whereupon the Parties shall endeavour in good faith to select the independent expert. If the Parties are not able to agree on an independent expert within thirty (30) days after receipt by the other Party of such notification, either Party may request that the independent expert be appointed by the ICC International Centre for Expertise in accordance with the provisions for the appointment as experts under the ICC Rules for Expertise then in effect. The decision of any independent expert appointed pursuant to this Section 7(c) shall be appealable to an arbitral tribunal appointed in accordance with the appointment procedures described in Section 7(b), unless the Parties have agreed in writing, prior to any such decision being rendered, that such decision shall be unappealable. In any event, the decision of any independent expert appointed pursuant to this Section 7(c) shall be appealable in the case of fraud or manifest error.

(d) Notwithstanding anything herein to the contrary, during the pendency of any Dispute and the resolution thereof, the Parties shall continue to operate the Macedonian JV.

(e) This Section 7 shall survive the termination of this Agreement as necessary to resolve any Disputes arising out of, in connection with or relating to this Agreement and, notwithstanding any such termination, amounts owed under this Agreement by one Party to the other shall be paid in accordance with this Agreement.

8. Indemnification

(a) Subject to the other provisions of this Agreement, each Party agrees to indemnify and hold harmless the other Party from and against all Loss or Losses resulting from of any claim, action or proceeding arising from a breach of any of the express warranties made by one Party to the other Party in this Agreement. The indemnified Party shall promptly notify and consult the indemnifying Party regarding any claim or litigation to which the indemnities in this Agreement apply. In doing so, the indemnification provisions set forth in the TMIG JV Agreement shall apply.

9. Miscellaneous Provisions.

(a) The terms of this Agreement shall be kept confidential until and unless the Parties hereto mutually agree upon the language and timing of a press release or other form of communication.

(b) The invalidity or unenforceability of any term or provision of this Agreement will not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and will not alter or otherwise affect the meaning of this Agreement. This Agreement constitutes the entire agreement of the Parties regarding the specific subject matter hereof and supersede any and all prior understandings or agreements between or among any of the Parties with respect to such specific subject matter.

(c) All notices to any Party will be deemed to be sufficient only if contained in a written instrument delivered in person, delivery by recognized express courier, or overnight express delivery. All notices must have signature receipts executed to be valid. In each case the notice shall be addressed as set forth below such Party's signature below, or to such other address as may hereinafter be designated in writing by the recipient to the sender.

(d) The Parties hereby agree and undertake each to the other to execute, at the sole cost of the requesting Party, such further and other documents or assurances as may be necessary to give effect to the transaction contemplated hereby, and as may be reasonably required.

(e) This Agreement may not be amended, modified, or waived except by written instrument signed by the Parties.

(f) This Agreement shall be binding upon the Parties hereto and shall inure to the benefit of, and be binding on, each Party's respective successors and assigns.

(g) No Party shall be permitted to assign this Agreement in whole or in part without the prior written consent of the other Party hereto. Upon such an assignment, the assignee shall become a Party to this Agreement.

SCHEDULE "A"
CONSULTANT DETAILS

1. CONSULTANT SERVICES

- Serve the Corporation as its Global Director of Engineering.
- Assist the Corporation on an exclusive basis with the construction, planning, and operational set up of the Corporation's medicinal cannabis extraction facilities in Europe, Asia, Africa, and Mexico (each, an "**Extraction Facility**").
- Identify and select the equipment required for medicinal cannabis extraction to be utilized at each Extraction Facility at cost and submit invoices for payment by the Corporation.
- Provide all operational training in medicinal cannabis extraction to employees retained by the Corporation and/or its subsidiaries, affiliates, or joint venture partners (each, a "**Related Entity**") to work at each Extraction Facility.
- Assist the Corporation and each Related Entity with writing the operational protocols and construction/equipment budgeting to be implemented for each Extraction Facility.

2. NOTICES

- To the Corporation – 5500 North Service Rd., Suite 301, Burlington, ON L7L 6W6
- To the Independent Consultant – 11825 Partenio Court, Las Vegas, Nevada 89183

DATED as of the date first mentioned above.

INSTADOUZ FARMA DOO

Per: ______________________________

Name: Toni Bosnjak
Title: Manager

Address:

Leninova Street, 17
Strumica, North Macedonia

INSTADOSE PHARMA CORP.

Per: ______________________________

Name: Grant F. Sanders
Title: President

Address:

5500 North Service Road, Suite 301
Burlington, Ontario L7L 6W6